Exhibit 5.2

Porter Hedges LLP 5520 North Francis Avenue Oklahoma City, OK 73118 (405) 232-3001 Phone (405) 232-5553 Fax porterhedges.com

November 21, 2014

Group 1 Automotive, Inc.

800 Gessner

Suite 500

Houston, Texas 77024

Re:	Group 1 Automotive, Inc.; Exchange of 5% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special Oklahoma counsel to Bob Howard Automotive-East, Inc., Bob Howard Chevrolet, Inc., Bob Howard Dodge, Inc., Bob Howard Motors, Inc., and Bob Howard Nissan, Inc. (the “Oklahoma Guarantors”), each an Oklahoma corporation and indirect wholly owned subsidiary of Group 1 Automotive, Inc., a Delaware corporation (the “Company”), with respect to the filing of the Registration Statement on Form S-4 (the “Registration Statement”) on the date hereof by the Company, the Oklahoma Guarantors and the other subsidiary guarantors of the Company (the “Other Guarantors”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Issuers of $550,000,000 aggregate principal amount of its 5.000% Senior Notes due 2022 (the “Old Notes”), for a new series of notes in like principal amount and bearing substantially identical terms (the “New Notes”) and (ii) guarantees of the New Notes pursuant to Article X of the Indenture (as defined below) by the Other Guarantors and the Oklahoma Guarantors (the “Guarantees”).

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of June 2, 2014, by and among the Company, the Other Guarantors, the Oklahoma Guarantors and Wells Fargo Bank, National Association, as trustee (as it may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

For purposes of rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the charter documents of each of the Oklahoma Guarantors, (iv) the governance

November 21, 2014

documents of each of the Oklahoma Guarantors, (v) the resolutions of the board of directors of each of the Oklahoma Guarantors regarding the filing of the Registration Statement and the Exchange Offer, (vi) a good standing certificate relating to each of the Oklahoma Guarantors, dated November 17, 2014, and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion expressed below.

In connection with the opinions expressed below, we have assumed (i) all information contained in all documents reviewed by us is true and correct, (ii) the genuineness of all signatures on all documents reviewed by us, (iii) the authenticity and completeness of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies and (v) each natural person signing any document reviewed by us had the legal capacity to do so. We have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that:

1.	Each of the Oklahoma Guarantors is a corporation validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power necessary to execute, deliver and perform its obligations under the Indenture, including its guarantee of the New Notes.

2.	Each of the Oklahoma Guarantors’ execution, delivery and performance of the Indenture, including its guarantee of the New Notes, have been duly authorized by all necessary corporate action by such Oklahoma Guarantor.

We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively in all respects to the laws of the State of Oklahoma. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We exclude from the laws of the State of Oklahoma any municipal or local ordinances and regulations, and we express no opinion as to the applicability or effect of federal or state securities laws. We also authorize Vinson & Elkins L.L.P. to rely on this opinion in delivering its opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ PORTER HEDGES LLP